As filed with the Securities and Exchange Commission on August 5, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CORNERSTONE THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3523569 (I.R.S. Employer Identification No.)

1255 Crescent Green Drive, Suite 250 Cary, North Carolina (Address of Principal Executive Offices)	27518 (Zip Code)
2004 Stock Incentive Plan
(as Amended and Restated May 20, 2010)
(Full title of the Plan)
Andrew K. W. Powell
Executive Vice President,
General Counsel and Secretary
Cornerstone Therapeutics Inc.
1255 Crescent Green Drive, Suite 250
Cary, North Carolina 27518
(919) 678-6611
(Name, address and telephone number, including area code, of agent for service)
Copies to:

David B. Clement Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 2500 Wachovia Capitol Center Raleigh, North Carolina 27601 (919) 821-1220	Craig Collard President and Chief Executive Officer Cornerstone Therapeutics Inc. 1255 Crescent Green Drive, Suite 250 Cary, North Carolina 27518 (919) 678-6611
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum offering	Proposed maximum	Amount of
to be registered	Registered (1)	price per share	aggregate offering price	registration fee
Common Stock, par value $0.001 per share	1,500,000	$5.46 (2)	$8,190,000 (2)	$583.95

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the applicable registration fee. The maximum offering price per share information is based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on the NASDAQ Capital Market on July 30, 2010.

STATEMENT OF INCORPORATION BY REFERENCE
     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,500,000 shares of the Registrant’s Common Stock, par value $0.001 per share, for issuance under the 2004 Stock Incentive Plan, as Amended and Restated May 20, 2010 (the “Plan”). Accordingly, this Registration Statement on Form S-8 incorporates by reference the contents of the previous Registration Statements on Form S-8 relating to the Plan, Registration Nos. 333-161326, 333-131037, 333-125892 and 333-119409, filed on August 13, 2009, January 13, 2006, June 17, 2005 and September 30, 2004, respectively, except for, in each case, Item 3, Incorporation of Documents by Reference, Item 8, Exhibits, and Item 9, Undertakings.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 4, 2010;
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, filed with the Commission on May 4, 2010 and August 5, 2010, respectively;
     (c) The Registrant’s Current Reports on Form 8-K filed with the Commission on April 1, 2010 (as amended by the Registrant’s Current Report on Form 8-K/A filed with the Commission on April 5, 2010), May 26, 2010, June 30, 2010, July 6, 2010 and July 30, 2010; and
     (d) The description of the Registrant’s Common Stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 19, 2004, and any amendments or reports filed for the purpose of updating such description.
     In addition, all documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation the certifications required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K and certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.
     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.
The list of exhibits filed as part of this registration statement on Form S-8 is set forth in the Exhibit Index immediately preceding the exhibits hereto and is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cary, State of North Carolina, on August 5, 2010.

CORNERSTONE THERAPEUTICS INC.
By:	/s/ Craig A. Collard
Craig A. Collard
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY AND SIGNATURES
     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Craig A. Collard and Andrew K. W. Powell, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
*       *       *       *       *

Name	Title	Date

/s/ Craig A. Collard Craig A. Collard	President, Chief Executive Officer and Chairman (Principal Executive Officer and Interim Principal Financial Officer)	August 5, 2010

/s/ Ira Duarte Ira Duarte	Director of Accounting (Principal Accounting Officer)	August 5, 2010

/s/ Alessandro Chiesi Alessandro Chiesi	Director	August 5, 2010

/s/ Christopher Codeanne Christopher Codeanne	Director	August 5, 2010

/s/ Michael Enright Michael Enright	Director	August 5, 2010

/s/ Anton Giorgio Failla Anton Giorgio Failla	Director	August 5, 2010

/s/ Robert Stephan Robert Stephan	Director	August 5, 2010

/s/ Marco Vecchia Marco Vecchia	Director	August 5, 2010

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.2	Amendment to the Registrant’s Certificate of Incorporation, effecting a 10-to-1 reverse stock split of the Registrant’s common stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 30, 2008).

4.3	Amendment to the Registrant’s Certificate of Incorporation, changing the name of the corporation from Critical Therapeutics, Inc. to Cornerstone Therapeutics Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated October 30, 2008).

4.4	Amendment to the Registrant’s Certificate of Incorporation, effecting certain changes pursuant to the Governance Agreement among Chiesi Farmaceutici S.p.A., the Registrant and certain other stockholders of the Registrant dated May 6, 2009 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated August 27, 2009).

4.5	Fourth Amended and Restated Bylaws of the Registrant dated July 28, 2009 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 27, 2009).

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in Exhibit 5.1).

24.1	Power of attorney (contained on signature page)

99.1	2004 Stock Incentive Plan of the Registrant (as Amended and Restated May 20, 2010) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 20, 2010).